FOR IMMEDIATE RELEASE

Brookdale Announces Preliminary Fourth Quarter Occupancy and Same Community Information

Nashville, TN.  February 3, 2011 – Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) today announced that the Company’s average unit occupancy for the fourth quarter of 2010 increased 10 basis points to 87.5% from the third quarter of 2010 and increased 90 basis points from the fourth quarter of 2009.  Additionally, preliminary same community data showed revenue growth of 3.9%, expense growth of 1.8% and facility operating income growth of 8.0% for the fourth quarter of 2010 versus the fourth quarter of 2009.

Bill Sheriff, Brookdale’s CEO, said, “We continue to see solid, positive trends in the fundamentals of our business.  We produced the fifth consecutive quarter of occupancy increases in a market that still has its demand challenges.  Our fourth quarter 2010 same community revenue per unit for the senior housing business, excluding the results of our ancillary services programs, grew approximately 2.6% over the fourth quarter of 2009.  This continues the improving trend of same community revenue per unit growth that we have seen throughout 2010, where the revenue per unit growth rate in our senior housing business was 0.8% in the second quarter and 1.5% in the third quarter.  Also, in the senior housing business, we did a good job of managing costs with a quarter over quarter expense growth of just 0.7%, which drove a facility operating income growth of 7.0%.”

The Company is making this announcement for purposes of Regulation FD in anticipation of its upcoming participation in industry and investor conferences during which this information may be disclosed. The information in this release is preliminary and subject to change, as the Company has not yet finalized its fourth quarter and full-year 2010 results. The Company anticipates releasing its full results for the fourth quarter and year ended December 31, 2010 during the latter part of February.

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 560 communities in 34 states and the ability to serve over 51,000 residents.

For more information regarding Brookdale and to be added to our email distribution list, please visit www.brookdaleliving.com.

Safe Harbor

Certain items in this press release and statements made by or on behalf of the Company relating hereto may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our expectations for our same community results of operation. These forward-looking statements are subject to the finalization of the Company’s fourth quarter and year-end financial and accounting procedures and are also subject to various risks and uncertainties. Actual results and performance could differ materially from those set forth in the forward-looking statements. Additional factors and risks which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements are detailed from time to time in our filings with the Securities and Exchange Commission.

Contact: Ross Roadman, Nashville 615-564-8104